Exhibit 10.11

EMPLOYMENT AGREEMENT

This Employment Agreement (this “AGREEMENT”) is entered into as of February 22, 2005 by and between Voyager Pharmaceutical Corporation, a Delaware corporation (the “COMPANY”), and Sheldon Goldberg, an individual residing at 15835 Delasol Lane, Naples, Florida 34110 (“EXECUTIVE”).

RECITALS:

The Company desires to be assured of the services of Executive by employing Executive in the capacity and on the terms set forth below and Executive desires to commit himself to serve the Company on the terms herein provided.

In consideration of the foregoing and the covenants contained herein, the Company hereby agrees to employ Executive and Executive hereby agrees to provide services to the Company on the following terms.

1. EMPLOYMENT PERIOD. Executive’s employment hereunder shall be effective on March 15, 2005 or other mutually agreeable date (the “COMMENCEMENT DATE”), and shall terminate on the fifth anniversary thereof (the “TERM”), unless sooner terminated in accordance herewith, and subject to extension by mutual agreement of the parties.

2. TITLE AND DUTIES DURING EMPLOYMENT PERIOD. Executive shall be the Senior Vice President of Corporate Development of the Company and as such will be responsible for government relations (including Medicare reimbursement issues), national and international opinion leader development, site recruitment support and related duties.

3. FULL TIME EFFORT. Executive will devote substantially all of his energies, interest, abilities and productive time during customary business hours to the business of the Company. Executive may discharge his responsibilities from his home in Naples, Florida. The Company will reimburse Executive or pay directly for Executive’s travel and lodging expenses associated with travel from Naples, Florida to the Company’s headquarters in Raleigh, North Carolina and other destinations associated with Executive’s responsibilities.

4. COMPENSATION.

(a) SALARY. The Company shall pay to Executive an annual salary of $300,000 during the Term, subject to such increases as the Board of Directors may from time to time approve (the “SALARY”). Such Salary shall be payable during the applicable year semi-monthly in 24 installments and shall be pro-rated for partial calendar years.

(b) BONUS. In addition to his Salary, Executive shall be eligible for a yearly bonus of up to 50% of his salary under the Company’s annual bonus plan (the “BONUS”). The individual and corporate milestones and objectives under the bonus plan shall be set annually based on review and approval by the Company’s Board of Directors and bonuses shall be paid as soon as practicable after the end of each calendar year.

5. STOCK OPTIONS. Upon the commencement of the Term, the Company shall grant Executive an option to purchase 50,000 shares of the Company’s common stock at a price of $8.00 per share pursuant to the Company’s 2001 Stock Option Plan, of which 10,000 such options shall be immediately vested on such commencement and the balance of which shall vest at a rate of 8,000 options per year on the anniversary date of such commencement, subject to continued employment on such date. Executive shall also be eligible for additional option grants during his employment at the discretion of the Company’s Board of Directors.

6. BENEFITS.

(a) PARTICIPATION. Executive shall be entitled to participate in such then-available insurance programs, equity-based plans and other benefits as the Company regularly provides to its other senior executive officers; provided, however, that nothing contained herein shall preclude the Company from amending or terminating any particular employment benefit plans.

(b) VACATION. Executive shall be entitled to four weeks of vacation time each calendar year, to be pro-rated for partial calendar years, during the term of Executive’s employment hereunder.

(c) EXPENSES AND CAR ALLOWANCE. Subject to compliance with the Company’s normal and customary policies regarding substantiation and verification of business expenses, Executive is authorized to incur on behalf of the Company and the Company shall pay, or reimburse Executive for, all customary and reasonable expenses incurred in connection with the performance of duties hereunder or for promoting, pursuing or otherwise furthering the business of the Company, or any of its subsidiaries, including, but not limited to, expenses for travel, entertainment and similar items. Executive shall also be entitled to a car allowance of $750.00 per month to defray the costs of ownership of an automobile.

7. TERMINATION BY THE COMPANY FOR CAUSE. The Company shall have the right to terminate Executive’s employment hereunder for Cause upon written notice to Executive, subject to Executive’s right to cure within 14 days of such notice in the case of any termination for cause under clause (i) below. In the event Executive’s employment is terminated for Cause, Executive shall be entitled to receive his unpaid Salary and unreimbursed business expenses through his termination date. All other rights of Executive under this Agreement shall terminate on his termination date.

“CAUSE” means (i) the willful and continued failure by Executive substantially to perform his duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness); (ii) the indictment or conviction of Executive of any felony, or (iii) fraud, embezzlement or misappropriation by Executive relating to the Company or its funds, properties, opportunities or other assets.

8. TERMINATION ON DEATH OR DISABILITY. This Agreement shall terminate on the death or Disability of the Executive. In the event of such death or Disability, Executive or his estate shall be entitled to receive his unpaid Salary and unreimbursed business expenses through the date of such death or Disability, as well as any bonus payable to Executive with respect to the year preceding his death or Disability and any bonus that would have been payable to Executive with respect to the year in which his death or Disability occurred. Such bonus shall be paid as soon as practicable after the amount thereof has been determined and shall be pro-rated for any partial calendar year. All other rights of Executive under this Agreement shall terminate on such date.

“DISABILITY” means a physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of his duties hereunder for 120 or more business days in any 12-month period. In the event Executive’s employment terminates because of death or Disability, Executive or his estate shall also be entitled to receive any disability payments or death benefits provided by the Company’s insurance plans.

9. NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally delivered in writing addressed as specified below or deposited in the United States mail, registered or certified with return receipt requested, postage prepaid and addressed as specified below.

To the Company:	Voyager Pharmaceutical Corporation 8540 Colonnade Center Drive Raleigh, NC 27615

Attention:	Patrick S. Smith

To the Executive:	Sheldon Goldberg 15835 Delasol Lane Naples, FL 34110

Each party may change its address by written notice in accordance with this Section.

10. BENEFIT OF AGREEMENT. This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective executors, administrators, successors and assigns.

11. APPLICABLE LAW. This Agreement is made and is to be governed by and construed under the internal laws of North Carolina without regard to principles of conflict of laws.

12. WAIVER OF BREACH. A waiver by either party of any breach of the provisions of this Agreement by the other party, or, in any particular instance or series of instances, of any term or condition of this Agreement, shall not constitute or be deemed a waiver of such breach or of any such term or condition in any other instance nor shall any waiver constitute a continuing waiver hereunder. No waiver shall be binding unless executed in writing by the party making the waiver.

13. WARRANTIES. As an inducement to the Company to enter into this Agreement, Executive represents and warrants that there exist no impediments or restraints, contractual or otherwise on Executive’s power, right or ability to enter into this Agreement and to perform his duties and obligations hereunder. As an inducement to Executive to enter into this Agreement, the Company represents and warrants that there exist no impediments or restraints, contractual or otherwise on the Company’s power, right or ability to enter into this Agreement and to perform its duties and obligations hereunder.

14. AMENDMENT. The provisions of this Agreement may be amended, modified, supplemented, or otherwise altered only by an agreement, in writing, executed by the Company and Executive.

15. ENTIRE AGREEMENT. This Agreement and the attached Proprietary Information and Inventions Agreement contain the entire agreement of the Company and Executive, and supersede any and all other agreements, either oral or in writing, between the Company and Executive with respect to the employment of Executive by the Company. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise with respect to the subject matter hereof not contained in this Agreement or the attached Proprietary Information and Inventions Agreement shall be valid or binding.

16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

EXECUTIVE	VOYAGER PHARMACEUTICAL CORPORATION

/s/ Sheldon L. Goldberg	By:	/s/ Patrick S. Smith
	Title:	President, CEO

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